Exhibit 99.1
For more information, contact:
Ronald L. Smith
Chief Financial Officer
(336) 316-5545
Unifi Announces Second Quarter Results
     GREENSBORO, N.C. – February 5, 2009 – Unifi, Inc. (NYSE:UFI) today released preliminary operating results for its second fiscal quarter ended December 28, 2008.
     Net sales for the current quarter were $125.7 million, which represents a $57.7 million decrease from net sales of $183.4 million for the prior year December quarter. Net sales were negatively impacted by the reduced demand for the Company’s products caused by sharp declines in consumer spending and compounded by the related effect of excess inventory across the respective supply chains. In addition, the prior year quarter contained approximately $7 million of sales from its commodity POY facility in Kinston N.C., which ceased operations during that quarter.
     For the December quarter, loss from continuing operations before taxes was $8.7 million and net loss was $9.1 million or $0.15 per share, which compares to a loss from continuing operations before taxes of $13.6 million and a net loss of $7.7 million or $0.13 per share in the prior December quarter. The prior year quarter included the negative impact of $6.3 million in restructuring and severance charges and $2.2 million of impairment charges. The decrease in current quarter results was predominately driven by the decreased demand and higher priced raw material purchased from the first fiscal quarter working its way through the Company’s inventory.
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Unifi Announces Second Quarter Results – page 2
     “Retail sales in our primary end-use segments: apparel, home furnishings and automotive, were all down dramatically in the quarter, resulting in a significant buildup of inventory throughout the supply chain,” said Ron Smith, Chief Financial Officer for Unifi.  “In response, brands and retailers cancelled orders and fabric mills curtailed production suddenly during the fourth quarter, which dramatically reduced demand for our products. Based on current retail sales estimates, we expect it to take an additional four to six months for this built-up inventory to completely work through the supply chain. Accordingly, we anticipate continued pressure on our sales throughout the second half of the fiscal year. We do, however, expect conversion margins and cost to improve during the second half of the fiscal year, and we anticipate continued strength in our sales to the CAFTA region as more apparel production is shifted there from Asia to reduce the overall sourcing cycle.”
     Net loss for the first half of fiscal 2009 was $9.7 million or $0.16 per share compared to a net loss of $16.9 million or $0.28 per share for the same prior year period. Net sales for the first half of fiscal 2009 were $294.7 million compared to net sales of $353.9 million for the prior year period, which included approximately $19 million of sales from our now closed Kinston N.C. facility.
     Cash-on-hand at the end of the December 2008 quarter was $12.6 million, a decrease of $7.8 million from the cash-on-hand at the end of the September 2008 quarter, as $6.8 million in proceeds from asset sales were offset by working capital uses, the semi-annual note interest payment and the currency effect on cash in Brazil. Total cash and cash equivalents at the end of December, including restricted cash, were $32.4 million compared to $47.7 million at the end of September. At the end of December, long-term debt was reduced to $193.7 million from $196.5 million as of the end of September.
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Unifi Announces Second Quarter Results – page 3
     Bill Jasper, President and CEO of Unifi, said, “We are confident that the Company has the financial stability to withstand one of the harshest operating environments we have seen in decades and to outlast the inventory de-stocking that is taking place throughout the supply chain. We believe we have strong liquidity and a debt structure that will allow us to pursue our strategies without the undue pressure of financial maintenance covenants. Although uncertainty around the depth and duration of the recession makes it difficult to project when sales will rebound, our cost savings initiatives and the improvements already in place will allow us to weather the storm and emerge as a more competitive and more profitable Company. We will continue to invest in the development and commercialization of new products and branded premium value-added yarns during these difficult times to help capitalize on the opportunities that will arise as market conditions normalize. We are focused on aggressively improving our business fundamentals and strengthening our overall market position.”
     Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: AIO® — all-in-one performance yarns, SORBTEK®, A.M.Y.®, MYNX® UV, REPREVE®, REFLEXX®, MICROVISTA® and SATURA®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit www.unifi.com, or to learn more about REPREVE®, visit www.repreve.com.
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Financial Statements to Follow

Unifi Announces Second Quarter Results — page 4
UNIFI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In Thousands Except Per Share Data)

	For the Quarters Ended		For Year To Date Periods Ended
	December 28, 2008	December 23, 2007	December 28, 2008	December 23, 2007
Net sales	$125,727	$183,369	$294,736	$353,905
Cost of sales	123,415	175,049	278,999	334,592
Selling, general & administrative expenses	9,304	12,008	19,849	26,462
Provision (recovery) for bad debts	501	(189)	1,059	65
Interest expense	5,748	6,578	11,713	13,290
Interest income	(680)	(746)	(1,593)	(1,580)
Other (income) expense, net	(5,212)	(2,192)	(5,773)	(3,190)
Equity in (earnings) losses of unconsolidated affiliates	(162)	21	(3,644)	(157)
Write down of long-lived assets	—	2,247	—	2,780
Write down of investment in unconsolidated affiliates	1,483	—	1,483	4,505
Restructuring charges	—	4,205	—	6,837

Loss from continuing operations before income taxes	(8,670)	(13,612)	(7,357)	(29,699)
Provision (benefit) from income taxes	614	(5,757)	2,499	(12,688)

Loss from continuing operations	(9,284)	(7,855)	(9,856)	(17,011)
Income from discontinued operations, net of tax	216	109	112	77

Net loss	$(9,068)	$(7,746)	$(9,744)	$(16,934)

Income (loss) per common share (basic and diluted):
Net loss — continuing operations	$(0.15)	$(0.13)	$(0.16)	$(0.28)
Net income — discontinued operations	—	—	—	—

Net loss — basic and diluted	$(0.15)	$(0.13)	$(0.16)	$(0.28)

Weighted average basic and diluted shares outstanding	62,030	60,553	61,582	60,545
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Unifi Announces Second Quarter Results – page 5
UNIFI, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	December 28, 2008	June 29, 2008
	(Unaudited)
Assets
Cash and cash equivalents	$12,619	$20,248
Receivables, net	68,611	103,272
Inventories	127,107	122,890
Deferred income taxes	1,417	2,357
Assets held for sale	1,700	4,124
Restricted cash	5,970	9,314
Other current assets	5,330	3,693

Total current assets	222,754	265,898

Property, plant and equipment, net	162,295	177,299
Investments in unconsolidated affiliates	71,094	70,562
Restricted cash	13,817	26,048
Goodwill	18,579	18,579
Intangible assets, net	19,328	20,386
Other noncurrent assets	10,841	12,759

	$518,708	$591,531

Liabilities and Shareholders’ Equity
Accounts payable	$28,505	$44,553
Accrued expenses	17,475	25,531
Income taxes payable	41	681
Current maturities of long-term debt and other current liabilities	6,313	9,805

Total current liabilities	52,334	80,570

Long-term debt and other liabilities	195,502	204,366
Deferred income taxes	477	926
Shareholders’ equity	270,395	305,669

	$518,708	$591,531

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Unifi Announces Second Quarter Results – page 6
UNIFI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (Amounts in Thousands)

	For the Six-Months Ended
	December 28, 2008	December 23, 2007
Cash and cash equivalents at beginning of year	$20,248	$40,031
Operating activities:
Net loss	(9,744)	(16,934)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Income from discontinued operations	(112)	(77)
(Earnings) losses of unconsolidated equity affiliates, net of distributions	(1,579)	303
Depreciation	15,832	18,850
Amortization	2,137	2,324
Stock-based compensation expense	622	392
Deferred compensation expense (recovery), net	(69)	173
Net gain on asset sales	(5,910)	(1,413)
Non-cash write down of long-lived assets	—	2,780
Non-cash write down of investment in unconsolidated affiliate	1,483	4,505
Non-cash portion of restructuring charges	—	6,837
Deferred income tax expense (benefit)	35	(14,699)
Provision for bad debts	1,059	65
Other	256	(568)
Change in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments	(11,962)	(8,124)

Net cash used in continuing operating activities	(7,952)	(5,586)

Investing activities:
Capital expenditures	(7,829)	(3,827)
Acquisition	(500)	—
Change in restricted cash	10,118	(14,810)
Proceeds from sale of capital assets	6,950	10,560
Proceeds from sale of equity affiliate	—	8,750
Collection of notes receivable	—	267
Return of capital from equity affiliate	—	234

Net cash provided by investing activities	8,739	1,174

Financing activities:
Borrowings of long-term debt	14,600	—
Payments of long-term debt	(20,578)	(11,000)
Proceeds from stock option exercises	3,830	—
Other	37	(708)

Net cash used in financing activities	(2,111)	(11,708)

Cash flows of discontinued operations:
Operating cash flow	(162)	(201)

Net cash used in discontinued operations	(162)	(201)

Effect of exchange rate changes on cash and cash equivalents	(6,143)	2,065

Net decrease in cash and cash equivalents	(7,629)	(14,256)

Cash and cash equivalents at end of period	$12,619	$25,775

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Unifi Announces Second Quarter Results – page 7
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.
Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.
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